Exhibit 99.2

NABI - Nabi Biopharmaceuticals

2006 4th Quarter and Year-End Financial Results Conference Call

Mar. 12. 2007 / 4:30PM ET

Presentation

Operator [1]

Good afternoon, and welcome to the Nabi fourth quarter and financial results conference call. My name is Eric, and I will be your conference coordinator for today. We will be facilitating a question and answer session towards the ends of the conference. [OPERATOR INSTRUCTIONS] As a reminder, this conference is being recorded for replay purposes. I would now like to turn our presentation over to Mr. Tom Rathjen, Vice President of Investor Relations. Please proceed, sir.

Thomas Rathjen, Nabi Biopharmaceuticals - VP Investor Relations [2]

Thank you, Eric, and good afternoon, and welcome to Nabi Biopharmaceuticals fourth quarter and 2006 year end conference call.

Before we begin, I need to reminds that you the information presented here speaks as of today and contains forward-looking statements, which are statements that report to expectations, projection, beliefs or other characterizations of future events or circumstances. Actual results may differ materially from those in the forward-looking statements as a result of any number of factors, which are discussed at length in the company’s annual report on Form 10-K for the fiscal year ended December 31, 2005 and quarterly report on Form 10-Q for the quarter ended September 30, 2006, filed with the Securities and Exchange Commission and will be discussed in the company’s annual report on Form 10-K for the fiscal year ended December 30, 2006, which we plan to filed with the SEC in the next few days.

Now, I will turn the call over to our President and Chief Executive Officer, Les Hudson. Les?

Leslie Hudson, PhD., Nabi Biopharmaceuticals - Pres & CEO [3]

Tom, thanks very much indeed and to all of you who have joined us this afternoon welcome and thank you very much indeed for joining us. I would like, please, to introduce the three members of my leadership team who are with me today, Raafat Fahim who is Head of Research, Technology and Production, also Paul Kessler who is Head of Regulatory and finally Jordan Siegel who is our CFO. Jordan and I will have the main speaking parts today. Jordan will be, in fact, covering our 2006 milestone achievements to cover our numbers and also to give our first financial guidance for 2007.

Even though it’s a relatively short time since this new leadership has come together I think I’m confident in saying that we have for 2007 an agenda for the company which we believe will be very impactful and will work closely with the Strategic Action Committee of the Board of Directors, as well as the ongoing process with Banc of America Securities, in which we are reviewing our strategic options of the company to maximize value of the assets which we have under management. I think the political milestones which we achieved in 2006 speak for themselves. The press release I think was actually very transparent in this regard and we are not, in fact, intending to go over them in terms of this brief introductory period, but when we actually get to the point in the agenda we will be very pleased to answer any fall out questions that you may have. In brief, we think that these successful milestones attained have positioned the company well for 2007 for the next 12-18 months.

The second objective in today’s call is, and indeed as you saw from the press release, is the leadership team’s intent to clarify Nabi’s structure and business goals. Nabi is a complex company to manage and indeed is a complex investment thesis. We hear this a great deal. And so what, in fact, the management team has decided that is we are going to restructure our current operations into two strategic business units.

The first, Nabi Biologicals, will have responsibility for our protein and immunologically-based plasma products and the associated pipeline. These are pipeline products that are actually in clinical development. This includes of course lifecycle management of Nabi-HB which is our key revenue generated. In addition, the S. B. U., the Strategic Business Unit, will actually have responsibility for managing the operations of the company’s plasma collection centers, our protein fractionation facility, as well as our production, both of plasma proteins and antibodies, as well as our vaccine production plant.

The second S. B. U. is Nabi Pharmaceuticals which is going to be responsible for both NicVAX and StaphVAX programs, in particular in the case of NicVAX, completing the clinical trials and in both programs, both NicVAX and StaphVAX, to complete our identification of strategic partnerships, which will be required for us to move into later stages of development for both programs and, indeed, ultimately on to the marketplace for commercialization. The new S. B. U., Nabi Pharmaceuticals will also, in fact, be responsible for other milestone-related clinical development obligations, which come from our sale last year of our product PhosLo to our partner Fresenius. These are important for the company quite simply because in fact it’s an ability to actually earn additional milestone payments and also, of course, royalty, in the longer term.

Overall, then the goal of the new leadership team is to move into this new structure, to assess the staff and skill base required for operating the new division, but I think, above all else, to actually bring business clarity to Nabi. Business clarity both internally and also in the investment community. It has been, as I said, a company which basically has a relatively complicated theories of products and projects. It is a mixture of a path that was built around plasma and an additional capability in terms of vaccines and the clinical development of those products.

As we go forward, then, our new leadership is committed not only to transform the company internally, but also to complete the strategic alternatives process, which the Board has already started under supervision of the Strategic Action Committee with Banc of America and this could include sale of part or all of the company. So we will also, at the same time, continue our focused partnering efforts, which in fact is a parallel effort with the strategic alternatives process, as I said, with our business development teams seeking to partner out the NicVAX and also the StaphVAX program. There is considerable value here.

So if you look at the first half of 2007, our overall leadership priorities are to successfully complete the strategic alternatives process, that’s very important to the future of the company, to receive FDA approval for Nabi-HB Intravenous in the U.S. and also to complete and announce Phase IIB “Proof of Concept” results for NicVAX, which, as you know, is already ongoing. It’s our intension to keep the investment community well informed as we move into this new configuration and also as we develop our programs and the strategic alternatives process throughout the year.

So today we are announcing new plans for Nabi Biopharmaceuticals. While we are providing you with a general framework for this new strategy we expect and, indeed, hope you will want to here, as the year progresses, further specifics as they become available.

Now I would like to turn the call over to Jordan Siegel, our Senior VP and Chief Financial Officer for a review of the numbers for 2006 and also for the first financial guidance for 2007. Jordan.

Jordan Siegel, Nabi Biopharmaceuticals - CFO [4]

Thank you, Les.

Total revenues for 2006 was $89.9 million compared to $94.1 million reported last year. Revenues in 2005 included $6.2 million in sales of a product we no longer sell. The net loss for the year was $58.7 million or $0.96 per share versus a net loss of $128.4 million, or $2.15 per share in 2005. The 2005 net loss included a $27.4 million write down, or $0.46 per share, related to our Gram-Positive development program. Revenue for both years excludes sales of PhosLo, which are included in discontinued operations.

Revenues for the fourth quarter 2006 was $30.3 million, an increase of almost 15% when compared to total revenue of $26.5 million for the fourth quarter of 2005. The increase in total revenue was driven by strong Nabi-HB sales of $11.5 million and a $4.5 million arbitration award related to the cancellation of a manufacturing agreement with Inhibitex.

We ended 2006 with cash, cash equivalents and marketable securities totaling $118.7 million. In order to execute against our corporate strategy, we must focus on managing our cash and cash-flow. During the second half of 2006 we made significant progress on reducing the cash used in operations, as we rationalized spending programs and implemented additional spending controls. Total cash used in operations was $43.9 million during 2006, a reduction of more than 50% when compared to $89.7 million used in operations during 2005.

Full year Nabi-HB revenue was $32.7 million compared to $39.2 million in 2005. During 2006 a large wholesale agreement significantly reduced its inventory level of Nabi-HB, resulting in reduced sales of the product. We believe this customer completed its inventory reduction during the third quarter and purchased the product at our estimate of its customers’ demand during the fourth quarter. It is important to note that patient demand for Nabi-HB remains strong and has continued to build throughout the year.

Other Biopharmaceutical revenue was $7.4 million compared to $9 million during 2005. 2005 revenues included $6.2 million of sales of the product we stopped selling during 2005, and 2006 revenue includes the $4.5 million arbitration award. Full year Antibody revenue was $49.8 million, 8% higher than $45.9 million reported in 2005. This is the result of increased antibody production and higher sales of specialty antibodies. Research and development expense was $37.6 million during 2006, a decrease of more than 38% from $60.9 million in 2005. During 2005 we incurred significant expenses related to our Gram-Positive program, which were greatly reduced during 2006.

Selling, General and Administrative expense was $43.1 million for 2006, compared to $51.7 million in 2005, a decrease of approximately 17%. Selling, General and Administrative expense during 2005 also included activities related to planned launch of StaphVAX. Our reduced spending in 2006 was partially offset by increased costs associated with retention and equity-based compensation programs, activist shareholder activities, government pricing compliance programs and a review of our historical equity grant practices.

As we look forward, we expect total revenue for 2007 to be in line with 2006. We expect Nabi-HB revenue to increase by approximately 10% over 2006 and we expect a slight improvement in our gross margins. When compared to 2006 levels, Research and Development expenses are expected to decrease by 10% to 15% and total operating expenses are expected to decrease by 15% to 18%. Total Capital Expenditures are expected to be in the range of $3 million to $5 million during 2007. And we expect our cash used in operating activities to decrease by 10% to 15% when compared to 2006.

I want to bring to your attention — we noted an error in the summary financial data that was provided with this earnings release. The tax provision for the fourth quarter of 2005 should have been $16,387,000 and the loss from continuing operations should have been $60.1 million or $1.00 dollar per share. This has no impact on the results of total operations.

With that I will turn the call back to Les.

Leslie Hudson, PhD., Nabi Biopharmaceuticals - Pres & CEO [5]

Let me reiterate that the new management team has been in place now for three weeks. We are in a situation where we are managing a transition and a hand-over of the business. We wanted to get guidance in place for 2007, even though it’s at a high level.

We will update this guidance as we execute against the strategic plan, also as we complete the strategic alternative process with Banc of America and also as we gain greater appreciation of the responsiveness of the business, as that whole process becomes more granular.

Before closing the management briefing, I’d like to just take a moment and acknowledge the greatest asset that Nabi Biopharmaceuticals has — it’s dedicated and hard working employees. I thank each of them for their continued focus and determination in helping the company complete this transition and also in reaching its goals. To the telephone audience, thank you for joining us on today’s call and we look forward to speaking with you in April for our first quarter results.

Eric, our operator, we are ready for any questions, please.

Questions and Answers

Operator [1]

[OPERATOR INSTRUCTIONS]. Your first question comes from the line of Steve Dunn with Dawson James. Please proceed.

Stephen Dunn, Dawson James - Analyst [2]

Good afternoon, Les and Jordan. Good quarter.

Leslie Hudson, PhD., Nabi Biopharmaceuticals - Pres & CEO [3]

Thanks, Steve.

Stephen Dunn, Dawson James - Analyst [4]

Just two questions. I was wondering if you can give us an update on the Nabi-HB IV FDA status?

Leslie Hudson, PhD., Nabi Biopharmaceuticals - Pres & CEO [5]

I mean the extent to which we obviously have given guidance previously is, as you know, we submitted our file asking for Nabi-HB IV as an indication for this important product. There was an advisory committee. The [inaudible] met roughly about six months ago. They reviewed the data that we submitted and, as you know, they voted nine-to-two in favor of recommending the product. We know that, in fact, the FDA is now looking at the final review of both the data file that we submitted and also, indeed, the recommendations from its reviewers.

And so, although we can’t actually update that guidance, we are, in fact, imminently expecting a decision from the FDA. And I think probably as much as we can actually give today, clearly this is something that we are working very assiduously with the FDA to bring it to a successful result for the company. This is an important product both for patients, as well as the company.

Stephen Dunn, Dawson James - Analyst [6]

Did you have to formally request a written response on the status or has the FDA been working with you?

Leslie Hudson, PhD., Nabi Biopharmaceuticals - Pres & CEO [7]

Well, I mean as you know, the FDA clearly has many ways of being able to actually communicate. And so the communication has actually been happening both formally and informally, but in this instance, mostly it’s been through our informal representation to the FDA. There’s a lot of interest out there, both in terms of clinicians and also patients advocacy groups, some of whom were actually involved in our original submission to the FDA, all of who have actually remained committed to seeing this product make the contribution that we believe it can to the patients undergoing transplantation.

Stephen Dunn, Dawson James - Analyst [8]

Okay. If I look at your cash burn for ‘06 of $43.9 million and Jordan’s guidance of a 10% to 15% reduction in the burn during 2007, it looks like you have at least 2.5 to 3 years’ worth of cash on hand. I was wondering what your opinion is, with the stock clearly undervalued at $5 a share, of announcing a share buy-back with some of that cash.

Leslie Hudson, PhD., Nabi Biopharmaceuticals - Pres & CEO [9]

Yes, maybe if I could start that answer because it’s an important question which we obviously, continuously keep under review. I think it’s a situation where, as you might imagine, the Board of Directors, clearly are our main sounding board on this regard.

First of all I think the sort of internal factor is that we are in the process of redirecting our business, and with the Board of Directors and the SAC, believe that it will actually unlock the value to our shareholders as the impact over the next few months of these changes start working its way through the business. Obviously, as you are quite well aware, Steve, we have a range of activities — the strategic alternative process, the partnering discussion that I talked to — which, when they are successful, will actually have a significant impact on our financial position.

I’m pretty certain that I’m stating the Board’s position accurately when I say that the Board wishes to understand the outcome of each of the alternatives being considered under the SAC Banc of America process and that, today, the Board feels that more effective shareholder value can be created by keeping our cash available to execute the strategic plan which we’ve announced, which we actually have embarked upon in this announcement. But at the same time, it is something which we, as you know firsthand, constantly actually monitor and are in discussions on. Sometimes it’s the right thing to do. At the present time, the Board believes that, in fact, we should go forward with the actions that we’ve already committed to.

Stephen Dunn, Dawson James - Analyst [10]

Just a quickie housekeeping here. The sales of Nabi-HB, which Jordan indicated would increase roughly 10% in 2007, does that include HB IV or is that HB only?

Jordan Siegel, Nabi Biopharmaceuticals - CFO [11]

It includes HB IV as well.

Stephen Dunn, Dawson James - Analyst [12]

Well, thanks very much and I’ll get back to the queue and good quarter, good start.

Operator [13]

You next question comes from the line of Richard [Mensowry] with Power Partners. Please proceed.

Richard Mensowry, Power Partners - Analyst [14]

Hi, yes, Les, firstly thank you and the Strategic Action Committee for effecting this creative reorganization, which I think is going to increase shareholder value. I have a question and a suggestion. My question is I’m just trying to understand the rationale behind making the vaccine production plant part of the Biologics unit Is the thought that others might be able to utilize that spare capacity or is there some other rationale behind it?

Leslie Hudson, PhD., Nabi Biopharmaceuticals - Pres & CEO [15]

Do you want to get your suggestion on the table, as well, Rich, and maybe we would react to both at the same time.

Richard Mensowry, Power Partners - Analyst [16]

That would be great. My suggestion is just I guess a permutation what have Steve Dunn had mentioned and what I had mentioned on the previous call and I think I understand what the Board’s position is regarding a stock buyback program, because clearly when you are conducting a strategic evaluation process, you are probably limited, certainly limited in terms of the things you can do ,including buying back stock when evaluating all these alternatives. I guess I’m just wondering if it might make sense, if you haven’t already, to investigate whether there can be a mechanism similar to something like a [10B5] program or something like that, where the company could repurchase shares on a continual basis, based on prespecified levels. And again, I just float that notion to ask if that hasn’t been investigated, perhaps it might makes sense to investigate that.

Leslie Hudson, PhD., Nabi Biopharmaceuticals - Pres & CEO [17]

OK, so that’s actually very helpful, thank you. Let’s deal with actually your two-part interaction, I guess one a question and the other one a suggestion. Let me ask Raafat to pick up the first, because it’s obviously in your area, Raafat.

Rafaat Fahim, PhD., Nabi Biopharmaceuticals - Sr. VP Research, Technical and Production [18]

Sure. Hi, Rich. Just to start off, I want to explain where the vaccine facility is. The Vaccine facility is actually contiguous to the Biologics facility, the IGG facility, we have. In order to run it efficiently, it is easier to run it as one team, so the efficiency that comes from Manufacturing Group that would run both facilities, and the utilities and the maintenance as you can imagine, it would be much, much more efficient to run that it way. That’s number one.

Number two, the Vaccine facility will be important for the Vaccines Group, both which have we already indicated would be partnered. NicVAX and StaphVAX, we indicated that they will be partnered. And therefore, in the long-term, this Vaccine facility would be not important enough, strategically important, therefore for Biologics, but much more efficient to run from the Biologics viewpoint only because it’s contiguous and, as I mentioned, much more efficient to run with the same group and the same maintenance.

Richard Mensowry, Power Partners - Analyst [19]

Understood. Okay. I appreciate that.

Leslie Hudson, PhD., Nabi Biopharmaceuticals - Pres & CEO [20]

So in terms of the buyback, I think this is something which clearly is a situation which evolves. It’s a situation as we go into this new leadership team becoming effective and basically interacting with the Board. I think your suggestion is noted and clearly this will be a subject that I suspect we will return to time and time again as we actually conduct these management calls and also our investment presentations. And thanks for your suggestion, Rich, it’s appreciated.

Richard Mensowry, Power Partners - Analyst [21]

I appreciate that and if I can, just as follow-up, just a quick question for you, Les. I’m just interested from your vantage point, given that the pretty broad pipeline that the company has, I’m wondering if there are any particular areas of the pipeline that you think are going to elicit more interest from various parties, i.e. other companies, etc.

Leslie Hudson, PhD., Nabi Biopharmaceuticals - Pres & CEO [22]

I think, probably Rich, the easiest way of answering that — and you can see this from the outside as easily as I can, because just four weeks ago, I was on the outside, albeit on the Board. Effectively, there are two businesses here, and the coherency of those businesses is really quite good. If you look at what now is actually Nabi Biologics, that is actually a fundamentally sound soup-to-nuts plasma protein and immunoglobulins business, operating with a margin structure, which actually is a high margin structure for that sort of business. And the way in which those products are actually produced comes from our ability to operate what I think is probably not hyperbole to claim as “Gold Standard” plasma collection centers in the United States. There is one very good synergistic piece of the business, which I think there will be a lot of excitement about and that’s what effectively is fundamental to Nabi Biologics.

Now, on the other side, in terms of the vaccine, both NicVAX and StaphVAX have a lot of technical commonality in the way in which the chemistry and the biology of both vaccination and also the fundamentals of the vaccine have actually been put together. And I think that in itself for many companies now is an enabling technology, which is particularly the case of NicVAX, coming to a point where we are going to see the proof of concept trials fairly soon, in the second quarter, and at the same time, you know that there’s a lot of excitement, the FDA being included in that, in terms of smoking cessation, and, of course, the story around [inaudible] infections for StaphVAX, in the absence of really effective new antibiotics coming, again is something which is actually driving a lot of interest. I think the challenge before we made this restructuring move was to try and explain to the investment community the fundamental value of these two businesses within the company.

Richard Mensowry, Power Partners - Analyst [23]

Understood. Okay. Well, I appreciate it.

Leslie Hudson, PhD., Nabi Biopharmaceuticals - Pres & CEO [24]

Thank you.

Operator [25]

Your next question comes from the line of Alex Silverstein with Bear Stearns. Please proceed.

Alex Silverstein, Bear, Stearns & Co. - Analyst [26]

Hi, this is Alex for Mark Schoenebaum, thanks for taking the question. I just have a quick question trying to reconcile some of the revenue guidance. So revenue is supposed to be flat year-over-year. Nabi-HB is going to be up. I guess that implies that something is coming out or something is going down. Could you maybe speak about that? As well as possibly is the additional milestone payment expected in 2007 from Fresenius included in that revenue guidance?

Jordan Siegel, Nabi Biopharmaceuticals - CFO [27]

There is something coming out. You have the Inhibitex arbitration award, $4.5 million that was recognized in ‘06. So that’s something that would not be re-occurring that we would see in ‘07 related to that. Nabi-HB will go up and I think you will see the revenue mix amongst the other components, the other biopharmaceuticals, some contract manufacturing and other antibody revenues. That’s the change there.

As far as milestones being achieved related to PhosLo in ‘07, that would be included in discontinued operations on a go forward, as consistent with ‘05 and ‘06.

Alex Silverstein, Bear, Stearns & Co. - Analyst [28]

OK, great.Thanks. Can you just once again review the structure of the NicVAX study, what the exact endpoints are, how we might see the data presented and maybe your expectations of what might considered adequate or good data?

Leslie Hudson, PhD., Nabi Biopharmaceuticals - Pres & CEO [29]

I think, Alex, your question is a very good one and we have coming up shortly an investment conference, the Lehman Brothers Conference. I think in terms of the year end and fourth quarter focus of this call, if I may I would ask you if you would be so kind as to perhaps if we could take that at a later stage it would be helpful. I think presently we would like to try to get our financial guidance out and also the strategic redirection of the company and the completion of the strategic alternatives process.

That’s not to say that, in fact, the NicVAX trial and the way it’s being structured and conducted isn’t important. It’s just that basically that is a trial which is already running. It’s still blinded. We’ve already communicated quiet extensively the time line around that including the fact that enrollment was actually three months in advance of what we had originally expected and, indeed, we’ve adjusted the dates of which we will have data available to take that into account. So I think we will actually have opportunities where we will actually focus on that question in particular, if I could ask for your forbearance during this call.

Alex Silverstein, Bear, Stearns & Co. - Analyst [30]

Sure, thanks.

Leslie Hudson, PhD., Nabi Biopharmaceuticals - Pres & CEO [31]

Thank you very much, indeed.

Operator [32]

[OPERATOR INSTRUCTIONS]. Your next question comes from the line of Gil Aharon with [Roslyn Advisors]. Please proceed.

Gil Aharon, Roslyn Advisors - Analyst [33]

Thank you for taking my questions. Just to gain clarity on the separation of the two business units, is there clear operational separation between the two or one will be implemented right now? In addition to that, to try and understand it if there’s any potential impact on gross margins here, did the pharmaceutical segment drag your prior biopharmaceutical gross margins significantly? The drag is down over past periods?

Leslie Hudson, PhD., Nabi Biopharmaceuticals - Pres & CEO [34]

Thanks, Gil. That’s a good question actually, with a lot of subtleties built into the subtext. I can actually see you understand this very well. First of all, in terms of the separation, the real driver here is, if you like, the business principles by which one operates a biologics business, a plasma-based biologics business, versus the business printed around which one would operate a pharmaceuticals, vaccine and pharmaceuticals-based business. The dynamics are different, the margins are different, even actually the regulatory requirements are different.

The skill base in Nabi Biopharmaceuticals is still pretty distinct in the sense that we obviously operate plasma centers, fractionation and production facilities, largely from our corporate headquarters here in Boca Raton, where we actually have all the plant required to do what you’ve just described associated with the Nabi Biologics business. It’s not, though, a geographic separation. There is indeed some overlap.

But the original company, which was based in Rockville, Maryland, which is indeed our R&D site, the company was actually Univax, was a major source of expertise in terms of vaccine technology, conducting clinical trials, and so on and so forth, that also is still extent, the actual R&D site in Rockville, Maryland, effectively covers much as of the skill base and also the expertise required for us to successfully attain our business goals around the Nabi Pharmaceuticals part of the business. And the important thing is that what we are looking for here is business clarity, successful improvement in the operation of those two businesses, but also to successfully complete our strategic alternatives process. And you can see that, in fact, this move into two strategic business units should in fact allow to us reduce our operating costs. It should not, in fact, increase the staff that we require, because those staff by and large are with us today, but it does, in fact, increase our options and flexibility with regard to the strategic alternatives process which we are running. So I think very much top-line stuff, very much the beginning of a process. As the granularity increases, so will, indeed,the effectiveness of what we are trying to do.

Gil Aharon, Roslyn Advisors - Analyst [35]

Okay. I appreciate that. Thanks a lot.

Leslie Hudson, PhD., Nabi Biopharmaceuticals - Pres & CEO [36]

Thanks.

Operator [37]

Your next question comes from the line of [Marilyn Patterson]. Please proceed.

Marilyn Patterson, - Analyst [38]

I was wondering, when you had done the outside overview or review of the StaphVAX and as far as announcing the things behind it, it was so that you would be waiting until that intellectual property was secure. Do you have any clue when that information will come out? I’m not sure if my question is clear or not.

Rafaat Fahim, PhD., Nabi Biopharmaceuticals - Sr. VP Research, Technical and Production [39]

This is Rafaat Fahim, and, yes, your question is very clear. Thank you. As we indicated, this is a very, very competitive area and some important intellectual projects are coming out of it. We have submitted some patent protection applications. We have not received any patents yet from that. And we are still working on others. And we think that to serve the shareholders in the best possible way, is that we wouldn’t allow our competitors to gain access to this information prior to us securing intellectual property for that. We believe that’s the best way to serve the shareholders, and, therefore, we have decided that we would not want to talk about it publicly until such a time.

Does that answer your question, Marilyn? Hello? [Technical difficulties].

Leslie Hudson, PhD., Nabi Biopharmaceuticals - Pres & CEO [40]

Perhaps, Eric, our operator, are you still on the call? Do we have anybody else in line, in queue for questions?

Operator [41]

It appears we have no more questions at this time.

Leslie Hudson, PhD., Nabi Biopharmaceuticals - Pres & CEO [42]

Well, perhaps if you could hand back the call to me I will just simply sign off and thank everybody who joined us for this call and we actually look forward to talking to you both in our investment conference commitments, as well as our follow-up for analyst calls following our first quarter earnings release. Thank you very much, indeed, and I wish you all ask a very good evening. Thank you.

Operator [43]

Thank you for your participation in today’s conference. This concludes our presentation. You may now disconnect.

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